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                       ENVIRONMENTAL TECTONICS CORPORATION
                ANNOUNCES FOURTH QUARTER AND FISCAL 2003 RESULTS


Southampton, PA: May 14, 2003 - Environmental Tectonics Corporation (AMEX: ETC)
(the "Company") today announced financial results for the fiscal fourth quarter and year ended February 28, 2003.

         For the fiscal year ended February 28, 2003, net income was $2,493,000, or $.33 per share (diluted), versus a net income of $1,741,000 or $.23 per share
(diluted) for fiscal 2002. Sales were $43,123,000, an increase of $10,596,000 or 32.6% from the prior year. Overall, all groups except hyperbaric evidenced sales increases, with the primary contributors being additional international revenues for Aircrew Training Systems (ATS), which benefited from a human centrifuge project in Southeast Asia, higher government sales for ATS including the impact of an aforementioned settlement with the U.S. Navy and hyperbaric sales for a large U.S. Navy submarine rescue project, higher domestic sterilizer sales, and additional sales for domestic entertainment which was involved in full production of a large project. Hyperbaric systems in the prior period, fiscal
2002, benefited from a major project in Thailand. Geographically, domestic sales were up $2,468,000 or 11.6% from fiscal 2002, primarily reflecting the aforementioned sterilizer and entertainment sales increase; U.S. Government sales increased to $4,626,000, as compared to $1,194,000 in fiscal 2002; while international sales, including those from the Company's foreign subsidiaries, were up $4,695,000 or 46.4% from fiscal 2002.

          Gross profit for the fiscal year ended February 28, 2003 increased by $2,733,000 or 23.8% from fiscal 2002 as the increased sales volume was only partially offset by a 2.3 percentage point reduction in the rate as a percent of sales. Reduced rates as a percent of sales were primarily evidenced in international environmental, government hyperbaric and domestic simulation.
Acting as a partial offset in the current fiscal year was an increase in gross profit dollars and rate as a percent of sales for Aircrew Training Systems.

          For the fiscal fourth quarter ended February 28, 2003, ETC realized net income of $736,000, or $.10 per share (diluted), versus net income of $558,000, or $.07 per share (diluted) for the corresponding period of fiscal
2002. Sales for the current period were $8,713,000, an increase of $170,000 or 2.0% over the corresponding period in fiscal 2002. The primary contributors to the sales increase were additional revenues for government ATS and hyperbaric sales and domestic sterilizer revenues. Acting as a partial offset were domestic entertainment sales.

         Gross profit for the fiscal fourth quarter ended February 28, 2003 increased by $1,061,000 or 39.1% over the corresponding period of fiscal 2002 as the aforementioned sales increases were all at higher rates as a percent of revenues.


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



                                               Selected Financial Data

(thousands, except share
and per share information)               Fiscal Quarter Ended             Fiscal Year Ended
                                     February 28,   February 22,     February 28,   February 22,
                                         2003           2002             2003           2002
                                     ------------   ------------     ------------   ------------

Sales                                   $8,713         $8,543           $43,123        $32,527
Gross Profit                            $3,773         $2,712           $14,198        $11,465
Operating Income                        $1,059         $  527           $ 4,116        $ 2,873
Pre-tax income                          $  909         $  398           $ 3,260        $ 1,635
Minority interest                       $   (1)        $   (6)          $   (38)       $   (13)
Net income                              $  736         $  558           $ 2,493        $ 1,741
Net income avail.
  to common shareholders                $  736         $  558           $ 2,493        $ 1,741
Earnings per share
       Basic                            $  .10         $  .08           $   .35        $   .24
       Average shares                7,153,000      7,143,000         7,153,000      7,143,000
       Diluted                          $  .10         $  .07           $   .33        $   .23
       Average shares                7,513,000      7,482,000         7,497,000      7,499,000


          William F. Mitchell, ETC's President and Chairman, stated "The results for fiscal 2003 reflect the completion of the production phase of our large entertainment project and also the booking of a major centrifuge project in Southeast Asia. As such, the results were gratifying and significant. However, it must be noted that your Company functions in a very difficult economic and political environment. The impact of the events and distractions since September 11, 2001, including the recent conflict in Iraq, on our Aircrew Training business (ATS) has been to materially delay new orders from many of our overseas customers. On the positive side, our domestic sterilizer and international environmental businesses have seen an increased order flow which should help partially offset the downturn in ATS contracts. Also, we have continued the development of a line of unique entertainment products and the initial reaction from potential customers has been extremely favorable. Additionally, work on our Disaster Management (ADMS) projects has continued while we expand the product's functionality and flexibility.
         "Your Company has a vast knowledge base of unique technologies and people. No matter what the world conditions, you can rest assured that I and my management team will always be exploring new applications and product extensions to supplant our "off the shelf" products."

ETC designs, develops, installs and maintains aircrew training systems, public entertainment systems, process simulation systems (sterilization and environmental), clinical hyperbaric systems, environmental testing and simulation systems, and related products for domestic and international customers.

                  This press release may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended, and
Section 21E of the Securities Exchange Act of 1934. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about the Company that may cause our actual results, levels of activity, performance or achievements to be materially


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different from any other future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "could", "would", "expect", "plan", "anticipate", "believe", "estimate", "continue", or the negative of such terms or similar expressions. Factors that might cause or contribute to such a discrepancy include, but are not limited to, contract cancellations, political unrest in customer countries, general economic conditions, and those issues identified from time to time in our Securities and Exchange Commission filings and other public documents, including, without limitation, our Annual Report on Form 10-K for the fiscal year ended February 22, 2002.


Contact: Duane D. Deaner, CFO   Tel: 215-355-9100 (ext. 1203)  Fax: 215-357-4000
                 ETC - Internet Home Page:  http://www.etcusa.com